EXHIBIT 23.1

Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valmie Resources, Inc.

1001 S Dairy Ashford Road, Suite 100

Houston, TX 77077

We hereby consent to the incorporation of our report dated March 13, 2015, with respect to the financial statements of Valmie Resources, Inc. for the years ended November 30, 2014 and 2013, in Amendment No. 2 to the Registration Statement of Valmie Resources, Inc. on Form S-1/A to be filed on or about February 4, 2016. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Anderson Bradshaw PLLC
Anderson Bradshaw PLLC
Salt Lake City, Utah
February 4, 2016

5296 S. Commerce Dr Suite 300 Salt Lake City, Utah 84107 USA (T) 801.281.4700 (F) 801.281.4701 abcpas.net